JNL Series Trust 485BPOS

 Ex. 99.28(h)(15)(i)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (this “Agreement”), effective as of February 28, 2025, by and among JNL Series Trust, (the “Acquiring Trust”), on behalf of itself and its separate series, severally and not jointly, listed on Attachment A under the heading “Acquiring Funds,” as such Attachment A may be amended from time to time (each such series, an “Acquiring Fund”, and together, the “Acquiring Funds”), and each trust listed on Attachment B (each, an “Acquired Trust”), on behalf of itself and its separate series listed on Attachment B, severally and not jointly (each, an “Acquired Fund”, and together, the “Acquired Funds”, and each of them together with any Acquiring Fund, a “Party”).

WHEREAS, each Acquired Fund and each Acquiring Fund is registered with the United States Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter (the “Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered open-end investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits one or more Acquiring Funds to invest in one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, one or more Acquiring Funds may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) of the 1940 Act in compliance with the conditions of the Rule; and

NOW THEREFORE, in accordance with the Rule, the Parties desire to set forth the following terms pursuant to which one or more Acquiring Funds may invest in one or more Acquired Funds in compliance with the conditions of the Rule.

1.	Terms of Investment.

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist each Acquired Fund’s investment adviser with making the required findings under the Rule, the Parties agree as follows:

(i)	In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended and/or supplemented from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request (including any redemption request from an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) acting as an intermediary to execute the Acquiring Fund’s transaction, if applicable) partially or wholly in kind.

(ii)	Timing and advance notice of redemptions. Upon the request of the applicable Acquired Fund, the Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the relevant Acquired Fund’s total outstanding voting securities) over multiple days or to provide advance notification of such large redemption requests to the relevant Acquired Fund whenever practicable and only if consistent with the best interests of the Acquiring Fund and its shareholders. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, each Acquiring Fund and Acquired Fund acknowledges and agrees that this voluntary notification provision does not apply to trades placed by the applicable Acquiring Fund in secondary markets.

(iii)	Scale of investment. Upon a reasonable request by an Acquired Fund, the applicable Acquiring Fund will use reasonable efforts to provide summary information regarding the anticipated timeline of its investment in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and any maximum investment limits, whenever practicable and consistent with the best interests of the Acquiring Fund and its shareholders. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which an investment in the Acquired Fund is made, if any.

(b)	In order to assist each Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule, the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to an Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)	Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided by an Acquiring Fund pursuant to Section 1(a) of this Agreement will be used solely for the purposes of this Agreement.

3.	Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) of the 1940 Act in reliance on the Rule, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to an Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)	The Acquiring Fund has adopted policies and procedures, where applicable, designed to prevent either it or its control affiliates (as such term is defined by Section 2(a)(3)(C) of the 1940 Act) from attempting the influence the operations of any Acquired Fund.

4.	Indemnification.

(a)	The Acquiring Funds, severally and not jointly, shall indemnify, defend and hold harmless each Acquired Fund and the Acquired Trust, and each of their principals, directors/trustees, officers, employees and agents (“Acquired Trust Agents”) from and against any and all losses, costs, claims, damages, liabilities and expenses (collectively, “Losses”) incurred by claims or actions (“Claims”) asserted against the Acquired Fund and/or the Acquired Trust, including any Acquired Trust Agents, , to which they may be subject, insofar as such Claims arise out of or are based upon (i) a material breach by such Acquiring Fund of any provision of this Agreement, or (ii) a violation by such Acquiring Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable attorneys’ fees and expenses incurred in connection with investigating and/or defending such Claims.

(b)	The Acquired Funds, severally and not jointly, shall indemnify, defend and hold harmless each Acquiring Fund and the Acquiring Trust, and each of their principals, directors/trustees, officers, employees and agents (“Acquiring Trust Agents”), from and against any and all Losses incurred by Claims asserted against the Acquiring Fund and/or the Acquiring Trust, including any Acquiring Trust Agents, to which they may be subject, insofar as such Claims arise out of or are based upon (i) a material breach by such Acquired Fund of any provision of this Agreement, or (ii) a violation by such Acquired Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable attorneys’ fees and expenses incurred in connection with investigating and/or defending such Claims.

(c)	To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will either party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

(d)	Promptly after receipt by a party entitled to indemnification under this Section 4 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 4, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this Section 5 for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

5.	Term and Termination.

(a)	The Parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement shall become effective as of the date first set forth above and be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 5.

(b)	This Agreement will terminate with respect to one, some or all of the Acquiring Funds and Acquired Funds:

(i)	by mutual agreement at any time;

(ii)	by any Party at any time upon sixty (60) days’ written notice; or

(iii)	by any Party upon ten calendar days’ prior written notice to the other Party if a final non-appealable administrative or judicial decision is entered against the other Party which has a material impact the terminating Party’s business;

(c)	The effective date for termination of this Agreement pursuant to any notice given under this Section 5 shall be calculated beginning with the date of receipt of such notice.

(d)	Upon termination of this Agreement, the Acquiring Fund(s) may not purchase additional shares of the Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(e)	If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

(f)	The following sections shall survive any termination of this Agreement: 4, 6-7.

6.	Notices.

(a)	All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered by registered or overnight mail or electronic mail to the address for each Party specified below, which address may be changed from time to time by written notice to the other Party:

If to the Acquiring Trust and/or the Acquiring Fund(s):

Susan S. Rhee

c/o JNL Series Trust

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: susan.rhee@jackson.com

with copies (which shall not constitute notice) to:

JNAM Legal

c/o Jackson National Asset Management, LLC

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: jnam-legal@jackson.com

If to Acquired Trust and/or the Acquired Fund(s):

Michael Triessl
c/o Capital Research and Management Company
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Email: mcjt@capgroup.com

with copies (which shall not constitute notice) to:

Melissa Buccilli
c/o Capital Client Group, Inc.
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Email: mxzb@capgroup.com

7.	Miscellaneous.

(a)	This Agreement is executed by the Acquiring Trust, a Massachusetts business trust, on behalf of its respective Acquiring Funds, and the Acquired Trust on behalf of its respective Acquired Funds.

(b)	In the case of each Acquiring Fund, a copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. Each Acquiring Fund or Acquired Fund, as applicable, acknowledges that (i) the obligations hereunder are binding only upon the applicable Fund to which such obligations pertain and the assets and property of such Fund, and (ii) no trustee, officer, employee, agent, or shareholder of a Fund shall have any personal liability under this Agreement.

(c)	This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to its conflicts of law provisions.

(d)	This Agreement and the Parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a Party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void.

(e)	Each Party agrees to maintain the confidentiality of all information (including personal financial information of the customers of either Party) received from the other Party pursuant to this Agreement. Each Party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.

(f)	Each Party hereto shall cooperate with the other Parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each Party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the reasonable request of a Party, the other Party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either Party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a Party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The Parties agree to cooperate in good faith in providing records to one another under this provision.

(g)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

(h)	This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

(i)	In the event of a dispute between the Parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them within 60 days from the date of the aggrieved Party’s notice of its intent to press the dispute, then before any party shall undertake to litigate the dispute it shall be submitted to non-binding arbitration conducted expeditiously. One arbitrator is to be named by each Party to the disagreement and a fifth arbitrator to be selected by the four arbitrators named by the Parties. The expenses of such arbitration shall be paid by the non-prevailing Party. The arbitrators’ findings may only recommend compensatory damages. Should any Party not be satisfied with the arbitrators’ decision the Parties may seek any other legal recourse.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

JNL SERIES TRUST, on behalf of itself and each of the Acquiring Funds listed on Attachment A attached hereto

By:	/s/ Kelly L. Crosser
Printed Name: Kelly L. Crosser
Title: Assistant Secretary

Each Acquired Trust on behalf of itself and its respective Acquired Funds listed on Attachment B, Severally and Not Jointly

By: Capital Research and Management Company on behalf of each Acquired Trust and Acquired Fund listed on Attachment B

By:	/s/ Michael J. Triessl
Printed Name: Michael J. Triessl
Title: Authorized Signatory

ATTACHMENT A

The following series of JNL Series Trust:

JNL Moderate ETF Allocation Fund

JNL Moderate Growth ETF Allocation Fund

JNL Growth ETF Allocation Fund

ATTACHMENT B

Acquired Trusts and Acquired Funds
Acquired Trusts	Acquired Funds
Capital Group Conservative Equity ETF	Capital Group Conservative Equity ETF
Capital Group Core Equity ETF	Capital Group Core Equity ETF
Capital Group Dividend Growers ETF	Capital Group Dividend Growers ETF
Capital Group Dividend Value ETF	Capital Group Dividend Value ETF
CAPITAL GROUP EQUITY ETF TRUST I	Capital Group U.S. Small and Mid Cap ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Core Bond ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Core Plus Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group International Bond ETF (USD-Hedged)
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Municipal High-Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Municipal Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Short Duration Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Short Duration Municipal Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group U.S. Multi-Sector Income ETF
CAPITAL GROUP FIXED INCOME ETF TRUST	Capital Group Ultra Short Income ETF
Capital Group Global Equity ETF	Capital Group Global Equity ETF
Capital Group Global Growth Equity ETF	Capital Group Global Growth Equity ETF
Capital Group Growth ETF	Capital Group Growth ETF
Capital Group International Core Equity ETF	Capital Group International Core Equity ETF
Capital Group International Equity ETF	Capital Group International Equity ETF
Capital Group International Focus Equity ETF	Capital Group International Focus Equity ETF
Capital Group New Geography Equity ETF	Capital Group New Geography Equity ETF